Exhibit 10.21

CONSULTING AGREEMENT

THIS CONSULTING AGREEMENT (this “Agreement”) is made and entered into effective as of the 1st day of November, 2011 (the “Effective Date”), by and between PIEDMONT NATURAL GAS COMPANY, INC. a North Carolina corporation (“Piedmont”), and DAVID J. DZURICKY (“Consultant”).

W I T N E S S E T H:

WHEREAS, Consultant was employed for many years by Piedmont, most recently in the position of Chief Financial Officer, and his employment ended effective as of October 31, 2011; and

WHEREAS, Consultant possesses valuable skills and experience of a special and personal nature, and unique, personal and confidential business knowledge about the operation of Piedmont’s business; and

WHEREAS, Piedmont desires to secure for itself the benefit of Consultant’s ability and expertise; and

WHEREAS, Consultant has indicated his willingness to provide consulting and advisory services to Piedmont on the terms and conditions set forth herein.

NOW, THEREFORE, in consideration of the foregoing, the parties hereto agree as follows:

1. Engagement. Piedmont hereby engages Consultant, as an independent contractor, to provide the consulting services more particularly described herein, and Consultant accepts such engagement, subject to the terms and conditions stated herein.

2. Consulting Services. Consultant shall be available, at reasonable times after reasonable notice, to provide advisory and consulting services to Piedmont’s finance, accounting, rates and regulatory groups, including providing assistance with (i) the preparation and filing of Piedmont’s annual report on SEC Form 10-K for the fiscal year ended October 31, 2011, (ii) the rate case currently pending for Piedmont’s service territory in Tennessee, (iii) strategic planning and review of joint venture opportunities and (iv) providing transition assistance to Piedmont’s newly appointed Chief Financial Officer. During the term of this Agreement, Consultant shall devote such time and attention to the business of Piedmont as is necessary to fulfill his duties and responsibilities under this Agreement, but in no event shall he be required to devote, on average, more than 20% of his time during the term of this Agreement to his duties hereunder.

3. Term. This Agreement shall be effective as of the Effective Date and shall continue in effect until October 31, 2012 unless terminated earlier in accordance with Section 11.

4. Compensation. For the services provided by Consultant as an independent contractor of Piedmont, Piedmont shall pay Consultant a consulting fee (the “Consulting Fee”) in the amount of Two Hundred Forty Thousand Dollars ($240,000). The Consulting Fee shall be payable in monthly installments.

5. Business Expenses. Piedmont shall pay or reimburse Consultant for all reasonable bona fide business expenses incurred by Consultant in the performance of services under this Agreement in accordance with expense reimbursement plans consistent with current policies in effect for consultants to Piedmont generally.

6. Indemnification. Piedmont shall indemnify Consultant (and advance expenses in the event of a claim for indemnification) with respect to any claim, loss or proceeding arising out of or relating to the performance of his services as a Consultant or his serving in such capacity, to the same extent as the directors and executive officers of Piedmont.

7. Relationship of Parties. Consultant is acting under this Agreement as an independent contractor of Piedmont and not as an employee. As such, Consultant shall have no claim against the Company for vacation pay, sick leave, retirement benefits, Social Security, workers compensation, health or disability benefits, unemployment insurance benefits or employee benefits of any kind based on services performed during the term of this Agreement. Moreover, Consultant shall have no claim for compensation, remuneration, reimbursement, or other monies except as expressly set forth in this Agreement.

8. Tax Matters. Under this Agreement, Consultant is an independent contractor of Piedmont. Accordingly, Piedmont is not required to, and shall not, withhold any income or employment taxes from the Consulting Fee. Consultant shall pay all income and employment taxes with respect to the Consulting Fee and other payments made hereunder.

9. Non-Competition. Consultant acknowledges that (i) Piedmont is an energy services company primarily engaged in the distribution of natural gas to residential, commercial, industrial and power generation utility customers; (ii) Consultant is one of a limited number of persons who has unique knowledge of, and expertise and experience in, the business; (iii) the business is conducted in the States of North Carolina, South Carolina and Tennessee ; (iv) Piedmont also has joint venture investments in businesses operating in the states of North Carolina, Georgia and West Virginia, among others (the areas covered by (iii) and (iv) called the “Restricted Territory”); (v) his experience with Piedmont and its subsidiaries have given him possession of and access to trade secrets of, and Confidential Information (as defined in Section 10 below) and, following the date of this Agreement, Consultant will continue to have access to additional trade secrets and strategic and Confidential Information; and (vi) the agreements and covenants contained in this Section 9 and in Section 10 are essential to protect the business, the trade secrets, the Confidential Information and the goodwill of Piedmont and its subsidiaries.

Accordingly, Consultant agrees that he will not, during the term of this Agreement and for a period of eighteen (18) months thereafter (the “Restricted Period”) within the Restricted Territory, directly or indirectly, for any reason, for his own account or on behalf of or together with any other entity:

(i)	own or have any interest in or act as an officer, director, partner, principal, employee, agent, representative, consultant or independent contractor of, or in any way assist in, any business that competes with any business engaged in by Piedmont or any of its subsidiaries during the term of this Agreement (the “Competitive Businesses”); it being understood and agreed that this clause shall not be violated by Consultant’s passive equity interest of less than five percent (5%) in an entity engaged in a Competitive Business whose shares are listed on a securities exchange or regularly quoted in the over-the-counter market;

(ii)	solicit clients, customers, or accounts of Piedmont or its subsidiaries for, on behalf of or otherwise related to any such Competitive Businesses or any services or products related thereto;

(iii)	hire, solicit or in any manner encourage any person who is in the employ or service of Piedmont or its subsidiaries to leave or terminate such relationship for any other employment opportunity; or

(iv)	advise any investors or potential investors making or considering acquisitions of entities engaged in Competitive Businesses.

10. Confidential Information. For purposes of this Agreement, “Confidential Information” means information which is used in the business of Piedmont or its subsidiaries and (i) is proprietary to, about or created by Piedmont or its subsidiaries, (ii) gives Piedmont or its subsidiaries some competitive business advantage or the opportunity of obtaining such advantage or the disclosure of which could be detrimental to the interests of Piedmont or its subsidiaries, (iii) is reasonably designated as Confidential Information by Piedmont or its subsidiaries, is known by Consultant to be considered confidential by Piedmont or its subsidiaries, or from all the relevant circumstances should reasonably be assumed by Consultant to be confidential and proprietary to Piedmont or its subsidiaries, or (iv) is not generally known to personnel not associated with Piedmont or its subsidiaries.

Consultant hereby acknowledges, understands and agrees that all Confidential Information is the exclusive and confidential property of Piedmont or its subsidiaries which shall at all times be regarded, treated and protected as such. Consultant further acknowledges that all such Confidential Information is a trade secret.

11. Termination. This Agreement may be terminated as follows:

(a) This Agreement may be terminated effective immediately by Piedmont for Cause by giving written notice of termination to Consultant, which notice shall specify the reason for termination. For purposes of this Agreement, “Cause” shall mean that Consultant has (i) committed an act of material dishonesty, fraud, embezzlement, or breach of trust against Piedmont or an act which he knew to be in violation of his duties to Piedmont (including the unauthorized disclosure of Confidential Information); (ii)directly or indirectly made or published any disparaging comments to other parties about Piedmont, its subsidiaries, business or prospects or any of its executive officers or directors (and specifically including but not limited to parties with a business relationship with Piedmont); (iii) violated any of the agreements and covenants contained in Sections 9 and 10; or (iv) committed a material breach of this Agreement, if such breach is not remedied within ten (10) days after written notice thereof by Piedmont. After the effective date of termination under this Section 11, Piedmont shall have no further obligations under this Agreement, except to pay the accrued but unpaid Consulting Fee up to and as of such effective date.

(b) This Agreement shall terminate upon the death of Consultant. In the event that this Agreement terminates due to Consultant’s death, Piedmont shall pay upon such termination to Consultant’s estate the accrued but unpaid Consulting Fee up to and as of the date of Consultant’s death.

12. Code of Business Conduct and Ethics. Consultant hereby acknowledges, understands and agrees that all work performed for Piedmont under this contract shall comply with Piedmont’s Code of Business Conduct and Ethics, available on Piedmont’s website at www.piedmontng.com. Consultant also acknowledges, understands and agrees that all work performed for Piedmont under this Contract must comply with all applicable laws and regulations.

13. Entire Agreement. This Agreement constitutes the entire agreement between the parties and supersedes any prior communications, agreements and understandings, written or oral, with respect to the terms and conditions of Consultant’s service with Piedmont.

14. Amendment. This Agreement may be amended or modified only by a written instrument signed by Consultant and by a duly authorized representative of Piedmont.

15. Governing Law. This Agreement, and any issue, claim or proceeding arising out of or relating to this Agreement or the conduct of the parties hereto, shall be governed by and construed in accordance with the laws of the State of North Carolina without regard to conflicts or choice of law principles which would cause the application of the domestic substantive laws of any jurisdiction other than North Carolina.

16. Counterparts. This Agreement may be executed in two or more counterparts, each of which shall be deemed an original, but all of which together shall constitute one and the same instrument.

17. Assignment. No party shall have any right to assign, mortgage, pledge, hypothecate or encumber this Agreement in whole or in part, or any benefit or any right accruing hereunder, without in any such case first obtaining the prior written consent of the other party hereto.

18. Notices. Any notices, requests, demands and other communications provided for by this Agreement shall be in writing and shall be deemed to be effectively given (i) upon confirmation of facsimile, (ii) one business day after being sent by overnight delivery and (iii) three business days after being mailed by United States registered or certified mail, return receipt requested and postage prepaid at the following addresses:

to Piedmont:

Piedmont Natural Gas Company, Inc.

4720 Piedmont Row Drive

Charlotte, North Carolina 28210

Attention: Kevin O’Hara, Senior Vice President and

Chief Administrative Officer

with a copy to:

Piedmont Natural Gas Company, Inc.

4720 Piedmont Row Drive

Charlotte, North Carolina 28210

Attention: Jane Lewis-Raymond, Senior Vice President — General Counsel,

Corporate Secretary and Chief Compliance and Community Affairs Officer

If to Consultant, notice shall be sent to the most recent address on Piedmont’s records for Consultant.

19. Miscellaneous. Any protection, benefits, rights or other provisions given to Piedmont in this Agreement shall also be deemed to apply to, protect and inure to the benefit of Piedmont’s affiliates and subsidiaries. All rights of Piedmont expressed in this Agreement are in addition to any rights available under the common law or other legal principles. Section or paragraph titles or captions contained in this Agreement are inserted only as a matter of convenience and for reference and in no way define, limit, extend or describe the scope of this Agreement or the intent of any provision hereof. All pronouns and any variation thereof shall be deemed to refer to the masculine, feminine, neuter, singular or plural as the identity of person or persons, firm or firms, corporation or corporations, and as context may require.

[Signatures on following page]

IN WITNESS WHEREOF, Piedmont has caused this Agreement to be executed by a duly authorized officer and Consultant has hereunto set his hand, all as of the day and year first above written.

CONSULTANT

/s/ David J. Duricky
David J. Dzuricky

PIEDMONT NATURAL GAS COMPANY, INC.

By:	/s/ Kevin M. O’Hara
Name:	Kevin M. O’Hara
Title:	Senior Vice President and
Chief Administrative Officer